Exhibit 1.01 to Form SD
Conflict Minerals Report
OneSpan Inc.

1. Introduction
This is the Conflict Minerals Report (the “Report”) of OneSpan Inc. (“OneSpan”, “our” or “we”) filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2023 in accordance with the requirements of Rule 13p-1 (17 CFR 240.13p-1) of the Securities Exchange Act of 1934, as amended (the “Rule”).  This Report has not been subject to an independent private sector audit as allowed under the Rule. Terms not otherwise defined herein shall have the meanings given to them under Form SD, the Rule and SEC Release No. 34-67716. This Report and Form SD can be found on the OneSpan website at https://investors.onespan.com/financial-info/sec-filings/default.aspx.

2. Company Overview and Product Description
OneSpan provides security, identity, electronic signature (“e-signature”) and digital workflow solutions that protect and facilitate digital transactions and agreements. We deliver products and services that automate and secure business processes for use cases ranging from simple transactions to workflows that are complex or require higher levels of security. Our solutions help our customers ensure the integrity of the people and records associated with digital agreements, transactions, and interactions in industries including banking, financial services, healthcare, and professional services.
OneSpan utilizes contract manufacturers to assemble components into OneSpan hardware products. The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to as “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten. The “Covered Countries” for the purposes of the Rule are the Democratic Republic of the Congo or an adjoining country.
This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by OneSpan; and (iii) for which the manufacture was completed during calendar year 2023. These products, which are referred to collectively as the “Covered Products,” include most security hardware devices sold by OneSpan.

3. Due Diligence
OneSpan conducts a good faith reasonable country of origin inquiry regarding the tin, tantalum, tungsten, and gold (“3TG”) used in the manufacturing of OneSpan’s hardware products (the “COO Inquiry”). The COO Inquiry seeks to obtain reasonably reliable representations indicating the facilities at which the Conflict Minerals in the Covered Products were processed. The COO Inquiry is designed to conform to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Third Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”). The OECD Guidance provides an internationally recognized due diligence framework. OneSpan has also adopted the Responsible Minerals Initiative (“RMI”) standard industry template, the Conflict Minerals Reporting Template (“CMRT”), as our supplier reporting mechanism. The CMRT is a data collection tool designed to enable our suppliers to investigate, determine, and disclose the identity of the smelters or refiners in their supply chain.
OneSpan’s COO Inquiry includes:

3.1 Conflict Minerals Program
OneSpan maintains the following:
•Conflict Minerals Policy, which can be found on the OneSpan website at https://www.onespan.com/privacy-center
•Conflict Minerals Program Team, led by our Hardware Competence Center team and supported by the Legal & Compliance and Hardware Operations teams
•Supplier Code of Conduct that includes supplier compliance with our Conflict Minerals Policy
•educational opportunities for personnel responsible for OneSpan’s Conflict Minerals Program
•senior leadership notification of OneSpan’s Conflict Minerals Program updates, results of due diligence, and mitigation actions (if applicable)
•internal process to review supplier responses to CMRT
•record retention practices related to OneSpan’s Conflict Minerals Program

3.2 Supply Chain Due Diligence
OneSpan takes the following steps to identify and assess risk in the supply chain:
•conduct a supply chain survey during the first half of 2024 of all contract manufacturers and direct suppliers of materials containing 3TG, using the CMRT to identify smelters and refiners
•review CMRT responses for accuracy and completeness
•review CMRT responses that appear incomplete or incorrect with respective suppliers
•make multiple contacts or attempt contacts to each supplier and former supplier that does not respond
•work with suppliers to understand risks identified, as applicable
•compare the smelters and refiners identified in the supply chain survey against RMI’s list of smelter and refiner facilities identified as “conflict free”

3.3 Respond to Identified Risks
OneSpan responds to identified risks as follows:
•Conflict Minerals Policy that requires that suppliers strive to source materials that are conflict-free
•work with suppliers using smelters and refiners that are not identified as conflict-free to understand impact on OneSpan’s supply chain
•as applicable, request suppliers find alternate sources if they use smelters or refiners not determined to be conflict-free
•as applicable, replace vendors who are unable or unwilling to source from conflict-free smelters and refiners

3.4 Verify Due Diligence Results Using Independent Third-Party Information
RMI coordinates audits of 3TG smelters and refiners and publishes lists of those that are found to be conflict-free or who are in the process of becoming conflict-free. OneSpan uses RMI’s lists to determine whether the smelters and refiners supplying 3TG materials for our hardware products are conflict-free. If RMI lists the source of the 3TG material as conflict-free, then OneSpan considers such source as conflict-free.

3.5 Report Results of Supply Chain Due Diligence
OneSpan took or will take the following steps to report on supply chain due diligence:
•post OneSpan’s Conflict Minerals Policy on our website at https://www.onespan.com/privacy-center
•prepare Form SD for the reporting period from January 1, 2023 through December 31, 2023 (to include this Report), for filing with the SEC no later than May 31, 2024
Conflict Minerals Report

•make Form SD and this Report available on our website at https://investors.onespan.com/financial-info/sec-filings/default.aspx

4. Results of Due Diligence
OneSpan uses contract manufacturers to assemble components into our hardware products. These components are sourced from third-party suppliers either by the contract manufacturers or by OneSpan. As a result, we are several levels removed from the actual mining of Conflict Minerals. OneSpan’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of Conflict Minerals. In this regard, we do not purchase Conflict Minerals directly from mines, smelters or refiners and make no purchases in the Covered Countries. OneSpan must therefore rely on our suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products. Moreover, we believe that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore have taken steps to identify the applicable smelters and refiners of Conflict Minerals in OneSpan’s supply chain. Because some of the information provided by our suppliers is incomplete and not all smelters and refiners identified by our suppliers have been verified by RMI as conflict-free, OneSpan is unable to determine whether our products are entirely conflict-free.

5. Due Diligence Improvement Efforts
In the next compliance period, OneSpan intends to continue the following due diligence improvement steps:
•present training opportunities to personnel involved with our Conflict Minerals Program
•encourage supplier engagement, including conformance to our Conflict Minerals Policy, adherence to our Supplier Code of Conduct, and participation in our due diligence processes
•work with suppliers to improve completeness and quality of information collected in the CMRT form

6. Forward-Looking Statements and Weblinks
This Report contains forward-looking statements. These statements include statements regarding our goals for future improvements to our due diligence process and to mitigate the risk surrounding the sourcing of our conflict minerals. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", look forward” "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to, the factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023. Our filings with the SEC and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this Report, except as required by law.
Unless expressly stated otherwise herein, any references to websites (including OneSpan’s), documents, and third-party materials are not incorporated by reference into or considered to be part of this Report.
Conflict Minerals Report